Exhibit 99.1
NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

FRANKLIN ELECTRIC REPORTS RECORD SECOND QUARTER 2022 RESULTS

Second Quarter 2022 Highlights
•Record sales of $551.1 million, compared to second quarter 2021 sales of $437.3 million, an increase of 26%
•Strong organic sales growth in all three Segments; Water Systems 27%, Fueling Systems 21%, and Distribution 18%
•Operating income was a record at $81.0 million, compared to second quarter operating income in 2021 of $51.6 million, an increase of 57%
•GAAP fully diluted earnings per share (EPS) was $1.26, a new record for any quarter
•2022 FY net sales guidance is updated to $2.00 billion to $2.15 billion and 2022 FY earnings per share excluding restructuring to $4.00 to $4.20

Fort Wayne, IN – July 26, 2022 – Franklin Electric Co. Inc. today announced second quarter financial results for fiscal year 2022.

Second quarter 2022 sales were $551.1 million, compared to second quarter 2021 sales of $437.3 million. Second quarter 2022 operating income was $81.0 million, compared to second quarter operating income in 2021 of $51.6 million. Second quarter 2022 GAAP fully diluted earnings per share was $1.26, versus GAAP fully diluted EPS in the second quarter 2021 of $0.83.

“We are pleased to report another quarter of record performance for the Company. Our second quarter performance was strong with year over year double digit top-line growth overall and by all three business segments. Sequential margin improvement was driven by robust demand in our core markets, continuing price realization to offset inflationary cost pressures and solid execution by our team to manage costs all while navigating in an uncertain environment,” commented Gregg Sengstack, Franklin Electric’s Chairperson and Chief Executive Officer.

“We remain focused on executing in the short-term while delivering long-term growth and value creation for our stakeholders. While it remains a challenging business environment with inflation persisting and supply issues continuing in the near-term, I am confident in our ability to continue to manage these challenges. Based on our second quarter performance and current outlook for the second half of the year, we are revising our full-year 2022 guidance, increasing consolidated net sales to between $2.00 billion and $2.15 billion. Furthermore, we are revising and increasing our 2022 full-year earnings per share excluding restructuring to between $4.00 and $4.20.” concluded Mr. Sengstack.

Segment Summaries

Water Systems sales, a new record for any quarter, were $310.5 million in the second quarter 2022, an increase of $63.3 million or 26 percent versus the second quarter 2021. Water Systems sales, excluding acquisitions and the impact of foreign currency translation, were up about 27 percent compared to the second quarter 2021. Sales increases were led by pricing actions and strong end market demand across all major product lines in groundwater pumping, surface pumping, dewatering equipment and water treatment. Water Systems operating income in the second quarter was $49.0 million, a new record, driven by higher sales. Second quarter 2021 Water Systems operating income was $34.6 million.

Distribution sales, a new record for any quarter, were $191.1 million in the second quarter 2022. The Distribution segment organic sales increased 18 percent compared to the second quarter of 2021. Revenue growth was driven by solid demand primarily in the U.S. groundwater market due to strong price realization in addition to the growth from acquisition. The Distribution segment operating income, a new record, was $23.3 million in the second quarter of 2022 compared to second quarter 2021 operating income of $16.0 million.

Fueling Systems sales, a new record for any quarter, were $86.0 million in the second quarter 2022, an increase of $13.8 million versus the second quarter 2021. Fueling Systems sales in the U.S. and Canada increased by about 20 percent compared to the second quarter 2021. Outside the U.S. and Canada, Fueling Systems revenues decreased by about 6 percent, as sales increases of 3 percent in the rest of the world outside of China were not enough to offset lower sales in China. Fueling Systems operating income, a new record, in the second quarter was $26.1 million, compared to $18.5 million in the second quarter of 2021.

Earnings Conference Call

A conference call to review earnings and other developments in the business will commence at 9:00 am ET. The second quarter 2022 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

https://edge.media-server.com/mmc/p/c7wvmk7z

For those interested in participating in the question-and-answer portion of the call, please register for the call at the link below.

https://register.vevent.com/register/BId45560b9b02245829b416ac32b4847ae

All registrants will receive dial-in information and a PIN allowing them to access the live call. It is recommended that you join 10 minutes prior to the event start (although you may register and dial in at any time during the call).

A replay of the conference call will be available from Tuesday, July 26, 2022 through Tuesday, July 25, 2023, by visiting the listen-only webcast link above.

Forward Looking Statements

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2021, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s

Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About Franklin Electric

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

Franklin Electric Contact:

Jeffery L. Taylor
Franklin Electric Co., Inc.
260-824-2900
Email: jeffery.taylor@fele.com

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Second Quarter Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Net sales	$551,138	$437,280	$1,002,608	$770,326

Cost of sales	361,850	285,041	667,986	502,541

Gross profit	189,288	152,239	334,622	267,785

Selling, general, and administrative expenses	108,313	100,485	212,986	182,088

Restructuring (income)/expense	(7)	153	713	305

Operating income	80,982	51,601	120,923	85,392

Interest expense	(2,932)	(1,366)	(4,426)	(2,456)
Other income/(expense), net	(1,159)	(430)	(1,537)	(530)
Foreign exchange income/(expense)	(329)	(1,189)	(914)	(1,246)

Income before income taxes	76,562	48,616	114,046	81,160

Income tax expense	16,799	9,253	24,164	13,634

Net income	$59,763	$39,363	$89,882	$67,526

Less: Net (income)/loss attributable to noncontrolling interests	(399)	(222)	(753)	(505)

Net income attributable to Franklin Electric Co., Inc.	$59,364	$39,141	$89,129	$67,021

Earnings per share:
Basic	$1.27	$0.84	$1.91	$1.44
Diluted	$1.26	$0.83	$1.89	$1.42

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	June 30, 2022	December 31, 2021
ASSETS

Cash and equivalents	$33,225	$40,536
Receivables (net)	278,924	196,173
Inventories	567,143	449,975
Other current assets	33,891	37,963
Total current assets	913,183	724,647

Property, plant, and equipment, net	210,639	210,654
Right-of-use asset, net	47,683	48,379
Goodwill and other assets	580,035	591,485
Total assets	$1,751,540	$1,575,165

LIABILITIES AND EQUITY

Accounts payable	$195,614	$164,758
Accrued expenses and other current liabilities	105,546	117,955
Current lease liability	15,313	15,320
Current maturities of long-term debt and short-term borrowings	223,054	97,981
Total current liabilities	539,527	396,014

Long-term debt	89,846	90,535
Long-term lease liability	32,240	32,937
Income taxes payable non-current	8,707	11,610
Deferred income taxes	30,139	28,162
Employee benefit plans	38,817	40,696
Other long-term liabilities	23,407	26,568

Redeemable noncontrolling interest	284	(19)

Total equity	988,573	948,662
Total liabilities and equity	$1,751,540	$1,575,165

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended
(In thousands)
	June 30, 2022	June 30, 2021
Cash flows from operating activities:
Net income	$89,882	$67,526
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	24,521	20,535
Non-cash lease expense	8,526	6,471
Share-based compensation	6,322	6,573
Other	3,639	1,753
Changes in assets and liabilities:
Receivables	(93,063)	(62,860)
Inventory	(123,817)	(41,848)
Accounts payable and accrued expenses	29,969	50,262
Operating leases	(8,526)	(6,471)
Income taxes-U.S. Tax Cuts and Jobs Act	(355)	(355)
Other	361	(6,056)

Net cash flows from operating activities	(62,541)	35,530

Cash flows from investing activities:
Additions to property, plant, and equipment	(20,084)	(12,777)
Proceeds from sale of property, plant, and equipment	6	8
Acquisitions and investments	(1,365)	(180,917)
Other investing activities	(8)	27

Net cash flows from investing activities	(21,451)	(193,659)

Cash flows from financing activities:
Net change in debt	126,272	129,264
Proceeds from issuance of common stock	1,916	8,989
Purchases of common stock	(30,644)	(11,231)
Dividends paid	(18,205)	(16,320)

Net cash flows from financing activities	79,339	110,702

Effect of exchange rate changes on cash	(2,658)	(1,763)
Net change in cash and equivalents	(7,311)	(49,190)
Cash and equivalents at beginning of period	40,536	130,787
Cash and equivalents at end of period	$33,225	$81,597

Key Performance Indicators: Earnings Per Share Calculations

Earnings Before and After Restructuring	For the Second Quarter
(in millions)	2022	2021	Change

Net Income attributable to FE Co., Inc. Reported	$59.4	$39.1	52%
Allocated Earnings	$(0.2)	$(0.2)
Earnings for EPS Calculations	$59.2	$38.9	52%

Restructuring (before tax):	$—	$0.2

Restructuring, net of tax:	$—	$0.2

Earnings Before Restructuring	$59.2	$39.1	51%

Earnings Per Share	For the Second Quarter
Before and After Restructuring	2022	2021	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	46.9	47.1	—%

Fully Diluted Earnings Per Share (“EPS”) Reported	$1.26	$0.83	52%

Restructuring Per Share, net of tax	$—	$—

Fully Diluted EPS Before Restructuring	$1.26	$0.83	52%

Key Performance Indicators: Net Sales Summary

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Distribution	Other/Elims	Consolidated
Q2 2021	$141.0	$34.7	$51.4	$20.1	$247.2	$72.2	$144.8	$(26.9)	$437.3
Q2 2022	$194.9	$41.7	$49.7	$24.2	$310.5	$86.0	$191.1	$(36.5)	$551.1
Change	$53.9	$7.0	$(1.7)	$4.1	$63.3	$13.8	$46.3	$(9.6)	$113.8
% Change	38%	20%	(3)%	20%	26%	19%	32%		26%

Foreign currency translation	$(0.8)	$0.1	$(16.2)	$(1.0)	$(17.9)	$(1.5)	$—
% Change	-1%	—%	-32%	-5%	-7%	-2%	—%

Acquisitions	$12.9	$—	$—	$1.9	$14.8	$—	$19.6

Volume/Price	$41.8	$6.9	$14.5	$3.2	$66.4	$15.3	$26.7
% Change	30%	20%	28%	16%	27%	21%	18%

Key Performance Indicators: Operating Income and Margin Summary

Operating Income and Margins
(in millions)	For the Second Quarter 2022
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$49.0	$26.1	$23.3	$(17.4)	$81.0
% Operating Income To Net Sales	15.8%	30.3%	12.2%		14.7%

Restructuring	$—	$—	$—	$—	$—
Operating Income/(Loss) Before Restructuring	$49.0	$26.1	$23.3	$(17.4)	$81.0
% Operating Income to Net Sales Before Restructuring	15.8%	30.3%	12.2%		14.7%

Operating Income and Margins
(in millions)	For the Second Quarter 2021
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$34.6	$18.5	$16.0	$(17.5)	$51.6
% Operating Income To Net Sales	14.0%	25.6%	11.0%		11.8%

Restructuring	$0.1	$—	$—	$—	$0.1
Operating Income/(Loss) Before Restructuring	$34.7	$18.5	$16.0	$(17.5)	$51.7
% Operating Income to Net Sales Before Restructuring	14.0%	25.6%	11.0%		11.8%